Exhibit 10(iii)(a.2)

EXXON MOBIL CORPORATION

STOCK OPTION

Option No.:	Name of Grantee:	Number of Shares of Stock subject to this Option:	Option Price Per Share

This STOCK OPTION (“Option”), dated November 28, 2001, is granted in Dallas County, Texas by Exxon Mobil Corporation (the “Corporation”), pursuant to the 1993 Incentive Program adopted by the shareholders of the Corporation on April 28, 1993, as amended (the “Program”). This Option is subject to the provisions of this instrument and the Program and to such regulations or requirements as may be stipulated from time to time by the administrative authority defined in the Program and is granted on the condition that Grantee accepts such provisions, regulations and requirements. This instrument incorporates by reference the provisions of the Program, as it may be amended from time to time, including without limitation the definitions of terms in this instrument and defined in the Program. This Option is not an Incentive Stock Option as defined in the Program.

1. Grant. The Corporation has granted to the Grantee named above an option to purchase from the Corporation shares of its common stock, without par value, up to the maximum number and at the option price per share set forth above, payable in currency of the United States of America, in shares of common stock of the Corporation or other consideration in accordance with the terms of the Program and any applicable regulations of the administrative authority in effect at the time. Such consideration will be valued at fair market value on the date of exercise.

2. Exercisability. Subject to paragraph 4, this Option shall become exercisable the earlier of one year after its date or upon the death of Grantee; provided that this Option shall never be exercisable whenever the purchase or delivery of shares under this Option would be a violation of any law or any governmental regulation which the Corporation may find to be applicable.

3. Date of Exercise and Payment of Taxes. The date of any exercise of this Option shall be the day on which all documents for a valid exercise are accepted by the Corporation. Grantee may elect to pay in shares of common stock of the Corporation a portion or all of the amount of the taxes required or permitted by federal, state, or local law to be withheld in connection with the exercise of this Option. To make such election, Grantee will agree to surrender to the Corporation, on or about the date such withholding tax liability is determinable, shares previously owned by Grantee having a fair market value equal to the amount of such withholding taxes that Grantee elects to pay in shares.

4. Expiration. This Option shall expire at the earliest of the following times:

(a)	If Grantee terminates, but does not terminate normally, it shall expire at the time of termination.

(b)	If Grantee engages in detrimental activity, it shall expire as of the date such activity is determined to be detrimental.

(c)	If Grantee dies, it shall expire five years after death.

(d)	In any event, it shall expire ten years after its date.

5. Partial Exercise and Adjustments. When this Option is exercisable for any whole number of shares up to the maximum number indicated above. This Option shall be adjusted by the administrative authority as it deems appropriate for any split, stock dividend, or other relevant change in capitalization of the Corporation.

6. Repayment of Amount Equal to Spread. If Grantee terminates other than normally, the granting authority may require Grantee to repay to the Corporation an amount equal to the spread on this Option at exercise if it is exercised in whole or in part by Grantee during the six-month period immediately preceding such termination.

7. Nontransferability. This Option is not transferable except by will or the laws of descent and distribution, and is not subject, in whole or in part, to attachment, execution or levy of any kind.

8. Governing Law and Consent to Jurisdiction . This Option and Program are governed by the laws of the State of New York without regard to any conflict of law rules. Any dispute arising out of or relating to this Option or the Program may be resolved in any state or federal court located within Dallas County, Texas, U.S.A. This Option is issued on the condition that Grantee accepts such venue and submits to the personal jurisdiction of any such court. Similarly, the Corporation accepts such venue and submits to such jurisdiction.

EXXON MOBIL CORPORATION

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